Filed Pursuant to Rule 424(b)(3)

Registration No. 333-296525

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 10, 2026)

Zapata Quantum, Inc.

56,816,391 Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2026 (the “Prospectus”), which forms a part of the registration statement on Form S-1 (No. 333-296525) filed by Zapata Quantum, Inc. (the “Company”). The Prospectus relates to the offering and resale by the selling stockholders identified in the Prospectus of up to 56,816,391 shares of the Company’s common stock, as more particularly described therein. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2026 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2026

Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2026

Or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to ___________

Commission file number: 001-41218

Zapata Quantum, Inc.
(Exact name of registrant as specified in charter)

Delaware	98-1578373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Liberty Square, #2488 Boston, MA	02109
(Address of principal executive offices)	(Zip Code)

(857) 367-9002
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by checkmark whether the registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

As of August 3, 2026, the issuer had 187,328,921 shares of its common stock, $0.0001 par value per share, outstanding.

TABLE OF CONTENTS

		Page
	PART I - Financial Information

Item 1	Financial Statements	3
	Condensed Consolidated Balance Sheets – As of June 30, 2026 (Unaudited) and December 31, 2025	3
	Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) – For the Three and Six Months Ended June 30, 2026 and 2025	4
	Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (Unaudited) – For the Three and Six Months Ended June 30, 2026 and 2025	5
	Condensed Consolidated Statements of Cash Flows (Unaudited) – For the Six Months Ended June 30, 2026 and 2025	7
	Notes to Condensed Consolidated Financial Statements (Unaudited)	8

Item 2	Management’s Discussion and Analysis of Financial Condition and Results of Operations	22
Item 3	Quantitative and Qualitative Disclosures About Market Risk	30
Item 4	Controls and Procedures	30

	Part II - Other Information

Item 1	Legal Proceedings	32
Item 1A	Risk Factors	32
Item 2	Unregistered Sales of Equity Securities and Use of Proceeds	32
Item 3	Defaults Upon Senior Securities	32
Item 4	Mine Safety Disclosures	32
Item 5	Other Information	32
Item 6	Exhibits	33

Signatures		34

2

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash	$12,771	$1,659
Prepaid expenses and other current assets	188	181
Total current assets	12,959	1,840
Other non-current assets	385	432
Total assets	$13,344	$2,272
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,749	$3,963
Accrued expenses and other current liabilities	1,590	1,764
Other liabilities	406	406
Convertible promissory notes, current ($300 to related parties)	3,107	3,133
Senior secured notes, current	1,430	1,273
Total liabilities	10,282	10,539
Commitments and contingencies (Note 5)
Stockholders’ equity (deficit)
Convertible preferred stock (Series A), $0.0001 par value; 0 shares authorized at June 30, 2025 and 15,000 shares authorized at December 3, 2025; 0 and 15,000 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	–	–
Convertible preferred stock (Series C), $0.0001 par value; 23,000 shares authorized; 11,983 and 11,983 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	–	–
Convertible preferred stock (Series D), $0.0001 par value; 15,000 shares authorized; 15,000 and 0 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	–	–
Common Stock, $0.0001 par value; 600,000,000 shares authorized; 187,328,921 and 172,318,506 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	19	17
Additional paid-in capital	124,949	110,211
Accumulated other comprehensive loss	(201)	(162)
Accumulated deficit	(121,705)	(118,333)
Total stockholders’ equity (deficit)	3,062	(8,267)
Total liabilities and stockholders’ equity (deficit)	$13,344	$2,272

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

3

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$–	$–	$–	$–
Cost of revenue	–	–	–	–
Gross profit	–	–	–	–
Operating expenses:
Sales and marketing	285	–	458	–
Research and development	383	–	618	–
General and administrative	959	584	1,748	1,264
Total operating expenses	1,627	584	2,824	1,264
Loss from operations	(1,627)	(584)	(2,824)	(1,264)
Other income (expense):
Interest expense	(229)	(141)	(361)	(243)
Loss on extinguishment of senior secured note	–	(134)	–	(134)
Gain on extinguishment of forward purchase agreement settlement liability	–	2,357	–	2,357
Gain on extinguishment of liabilities	–	1,197	–	1,197
Other income	21	5	40	17
Total other income (expense), net	(208)	3,284	(321)	3,194
Net income (loss)	$(1,835)	$2,700	$(3,145)	$1,930
Series D preferred stock capitalized dividend	(227)	–	(227)	–
Net income (loss) attributable to common stockholders	$(2,062)	$2,700	$(3,372)	$1,930

Net income (loss) per share attributable to common stockholders, basic	$(0.01)	$0.05	$(0.02)	$0.04
Net income (loss) per share attributable to common stockholders, diluted	$(0.01)	$0.04	$(0.02)	$0.03
Weighted-average common shares outstanding, basic	186,174,045	51,776,206	179,284,550	47,154,964
Weighted-average common shares outstanding, diluted	186,174,045	66,276,206	179,284,550	57,918,326

Net income (loss)	$(1,835)	$2,700	$(3,145)	$1,930
Foreign currency translation adjustment	(21)	(8)	(39)	(22)
Comprehensive income (loss)	$(1,856)	$2,692	$(3,184)	$1,908

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the three months ended June 30, 2026

(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at March 31, 2026	26,983	$–	172,318,506	$17	$110,449	$(180)	$(119,643)	$(9,357)
Stock-based compensation expense	–	–	–	–	206	–	–	206
Debt discount on modification of convertible notes	–	–	–	–	230	–	–	230
Cash received on sale of Series D Preferred stock, net of expenses	15,000	–	–	–	13,838	–	–	13,838
Series D preferred stock capitalized dividends	–	–	–	–	227	–	(227)	–
Common stock issued on conversion of Series A Preferred stock	(15,000)	–	15,000,000	2	(2)	–	–	–
Common stock issued on exercise of stock options	–	–	10,415	–	1	–	–	1
Net loss	–	–	–	–	–	–	(1,835)	(1,835)
Cumulative translation adjustment	–	–	–	–	–	(21)	–	(21)
Balances at June 30, 2026	26,983	$–	187,328,921	$19	$124,949	$(201)	$(121,705)	$3,062

For the six months ended June 30, 2026

(In thousands, except share amounts)

	Convertible Preferred Stock ($0.0001 par value)		Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2025	26,983	$–	172,318,506	$17	$110,211	$(162)	$(118,333)	$(8,267)
Stock-based compensation expense	–	–	–	–	444	–	–	444
Debt discount on modification of convertible notes	–	–	–	–	230	–	–	230
Cash received on sale of Series D Preferred stock, net of expenses	15,000	–	–	–	13,838	–	–	13,838
Series D preferred stock capitalized dividends	–	–	–	–	227	–	(227)	–
Common stock issued on conversion of Series A Preferred stock	(15,000)	–	15,000,000	2	(2)	–		–
Common stock issued on exercise of stock options	–	–	10,415	–	1	–	–	1
Net loss	–	–	–	–	–	–	(3,145)	(3,145)
Cumulative translation adjustment	–	–	–	–	–	(39)	–	(39)
Balances at June 30, 2026	26,983	$–	187,328,921	$19	$124,949	$(201)	$(121,705)	$3,062

5

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(UNAUDITED)

For the three months ended June 30, 2025

(In thousands, except share amounts)

	Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at March 31, 2025	43,614,506	$4	$104,345	$(123)	$(128,439)	$(24,213)
Issuance of common stock resulting from the Consent Agreement	34,000,000	3	7	–	–	10
Issuance of common stock resulting from the Conversion Agreements	15,347,000	2	2,116	–	–	2,118
Stock-based compensation expense	–	–	30	–	–	30
Net income	–	–	–	–	2,700	2,700

Cumulative translation adjustment	–	–	–	(8)	–	(8)
Balances at June 30, 2025	92,961,506	$9	$106,498	$(131)	$(125,739)	$(19,363)

For the six months ended June 30, 2025

(In thousands, except share amounts)

	Common Stock ($0.0001 par value)		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2024	43,589,506	$4	$104,301	$(109)	$(127,669)	$(23,473)

Vesting of restricted stock units	25,000	–	–	–	–	–
Stock-based compensation expense	–	–	74	–	–	74
Issuance of common stock resulting from the Consent Agreement	34,000,000	3	7	–	–	10
Issuance of common stock resulting from the Conversion Agreements	15,347,000	2	2,116	–	–	2,118
Net income	–	–	–	–	1,930	1,930

Cumulative translation adjustment	–	–	–	(22)	–	(22)
Balances at June 30, 2025	92,961,506	$9	$106,498	$(131)	$(125,739)	$(19,363)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

6

ZAPATA QUANTUM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	For the Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$(3,145)	$1,930
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	444	74
Non-cash interest expense	361	195
Loss on extinguishment of senior secured note	–	134
Gain on extinguishment of forward purchase agreement settlement liability	–	(2,357)
Gain on extinguishment of liabilities	–	(1,197)
Changes in operating assets and liabilities:
Prepaid expenses and other current and non-current assets	40	(37)
Accounts payable	(214)	74
Accrued expenses and other current liabilities	(174)	720
Net cash used in operating activities	(2,688)	(464)
Cash flows from financing activities:
Proceeds from sale of Series D Preferred stock, net of expenses	13,838	–
Proceeds from the exercise of stock options	1	–
Proceeds from convertible notes, net	–	2,825
Payment of senior secured notes	–	(1,343)
Net cash provided by financing activities	13,839	1,482
Effect of exchange rate changes on cash and cash equivalents	(39)	(21)
Net increase in cash and cash equivalents	11,112	997
Cash and cash equivalents and restricted cash at beginning of period	1,659	359
Cash and cash equivalents and restricted cash at end of period	$12,771	$1,356
Supplemental disclosures
Debt discount on modification of convertible notes	$230	$–
Issuance of common stock in connection with settlement of liability	$–	$2,039
Issuance of common stock in connection with settlement of obligation	$–	$79

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7

ZAPATA QUANTUM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands, except per share and share amounts)

1. Nature of the Business and Basis of Presentation

Zapata Quantum, Inc. (the “Company”, “we”, “us”, or “our”), following a strategic realignment in 2025, offers solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. These solutions include software and software tools supported by services. Its software platform is based on patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. These planned operations are subject to the Company raising sufficient capital. The Company has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing.

The accompanying condensed consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. We believe that the disclosures contained in these condensed financial statements are adequate to make the information presented herein not misleading. These condensed financial statements should be read in conjunction with the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026 (the “Annual Report”). The accompanying condensed consolidated financial statements are unaudited, and in the opinion of management, contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2026, and the results of its operations and its cash flows for the six months ended June 30, 2026 and 2025. The balance sheet as of December 31, 2025 is derived from the Company’s audited financial statements.

Liquidity

The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the six months ended June 30, 2026, the Company recorded a net loss of $3,145, used cash in operations of $2,688, and had stockholders’ equity of $3,062 as of that date. As of June 30, 2026, the Company had a cash balance of $12,771. Cash used in operations was primarily due to the Company’s operating losses, working capital needs, and investment in strategic growth initiatives. The Company has incurred significant losses and negative cash flows from operations since inception and expects to continue to incur losses and negative cash flows for the foreseeable future as the Company expands its penetration of the quantum computing application development market. In accordance with Accounting Standards Codification (“ASC”) 205-40, Going Concern, the Company’s management has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

In April 2026, the Company sold and issued to accredited investors a total of 15,000 shares of Series D preferred stock (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15,000. The Company received net proceeds of $13,838 after deducting commissions and fees (see Note 6). The Company intends to use the net proceeds for working capital and general corporate purposes. As of the issuance date of these financial statements, management now expects that the Company’s existing cash will be sufficient to fund the Company’s current operating plan for at least twelve months from the date of issuance of these financial statements.

8

The Company is subject to risks and uncertainties similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, risks associated with changes in information technology, and the ability to raise additional capital to fund operations. The Company’s long-term success is dependent upon its ability to successfully market, deliver, and scale its quantum computing application development solutions, increase revenue, meet its obligations, obtain additional capital when needed and, ultimately, achieve profitable operations.

Although Management believes that it will be able to continue to raise funds by sale of its securities to provide the additional cash needed to meet the Company’s obligations, the restructuring activities aimed at restarting certain aspects of its core business require substantial funds to implement and there is no assurance that the Company will be able to continue raising the additional capital necessary to continue operations and execute on the Company’s business plan.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are detailed in “Note 2. Summary of Significant Accounting Policies” of the Company’s Annual Report. The Company uses the same accounting policies in preparing its quarterly and annual consolidated financial statements. There have been no material changes to significant accounting policies during the six months ended June 30, 2026.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected within these condensed consolidated financial statements include, but are not limited to, accruals for potential liabilities, the valuation of the Company’s Common Stock, and the fair value of stock-based awards. The Company’s estimates are based on historical information available as of the date of the unaudited condensed consolidated financial statements and various other assumptions that the Company believes are reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own Common Stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding.

9

Preferred Stock

The Company evaluates the classification of all preferred stock issued in accordance with the applicable guidance in ASC 480, Distinguishing Liabilities from Equity, and other relevant U.S. GAAP. Preferred stock that is mandatorily redeemable or otherwise embodies an obligation requiring the Company to redeem the instrument for cash or other assets is classified as a liability. Preferred stock that is redeemable upon the occurrence of events that are outside the Company’s control, or at the option of the holder, is classified as temporary (mezzanine) equity in accordance with SEC guidance. Preferred stock that is not mandatorily redeemable and does not contain redemption features requiring temporary equity classification is classified as permanent equity within stockholders’ equity.

The Company evaluates the terms of each preferred stock issuance to determine whether any embedded features require separate accounting under ASC 815, Derivatives and Hedging. If no such features require separate accounting and the preferred stock qualifies for equity classification, the instrument is recorded within stockholders’ equity. Issuance costs directly attributable to equity-classified preferred stock are recorded as a reduction of the carrying amount of the related equity instrument, net of any applicable tax effects.

Other policies

The Company’s other significant accounting policies are detailed in “Note 2. Summary of Significant Accounting Policies” of the Company’s Annual Report. The Company uses the same accounting policies in preparing its quarterly and annual consolidated financial statements. There have been no material changes to significant accounting policies during the six months ended June 30, 2026.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the face of the income statement. This ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. This ASU may be applied either prospectively or retrospectively. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2026	December 31, 2025
Accrued employee compensation and benefit	$145	$73
Accrued professional fees	291	259
Refunds payable	750	750
Other	404	682
Accrued expenses and other current liabilities	$1,590	$1,764

10

4. Debt

The aggregate principal amount of debt outstanding as of June 30, 2026 and December 31, 2025 consisted of the following:

	June 30, 2026	December 31, 2025
Senior secured notes	$1,430	$1,273
Convertible promissory notes, net	3,107	3,133
Total Debt	$4,537	$4,406

Senior Secured Notes

The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder at $8.50 per share. The outstanding principal amount of the Senior Secured Notes of $1,000 and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. While any Senior Secured Notes are outstanding, the Company cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes. As of June 30, 2026, the Senior Secured Notes are potentially convertible into 168,184 shares of the Company’s common stock.

As of December 31, 2025, the aggregate principal and accrued interest outstanding under the Senior Secured Notes totaled $1,273. The Company recognized approximately $157 of interest expense for the six months ended June 30, 2026, which is included within interest expense in the condensed consolidated statements of operations and comprehensive income (loss). As of June 30, 2026, the aggregate principal and accrued interest outstanding under the Senior Secured Notes totaled $1,430.

Convertible Promissory Notes

In June 2025, the Company entered into a securities purchase agreement with accredited investors pursuant to which the Company issued secured convertible promissory notes (the “Convertible Promissory Notes”) and warrants to purchase an aggregate of 37,500,000 shares of the Company’s common stock (the “Warrants”) for aggregate gross proceeds of $3.0 million.

The Convertible Promissory Notes bear simple interest at a rate of 10.00% per annum and had an original maturity date in June 2026, unless earlier converted or repaid in accordance with their terms. Interest accrues daily based on a 360-day year and is not payable in cash before maturity unless the Convertible Promissory Notes are repaid before conversion. The conversion price is $0.04 per share, subject to customary anti-dilution adjustments for stock splits, stock dividends, combinations, or recapitalizations.

Effective June 1, 2026, the Company and the holders amended the Convertible Promissory Notes to extend the maturity date to June 2027 and replace the provision requiring automatic conversion upon the closing of a qualified financing. Under the amended terms, if (i) the volume-weighted average price of the Company’s common stock on the immediately preceding trading day equals or exceeds $0.60 per share and (ii) the average daily traded value of the Company’s common stock for the five immediately preceding trading days equals or exceeds $1.0 million, the Company may elect to convert all or any portion of the outstanding principal balance into shares of common stock at a conversion price of $0.04 per share, subject to customary adjustments for stock splits, stock dividends, combinations, recapitalizations and similar events. Any accrued and unpaid interest attributable to principal converted pursuant to the amended conversion provision is automatically forgiven upon conversion. If the Company elects to convert the entire $3.0 million outstanding principal balance, the Convertible Promissory Notes would convert into 75,000,000 shares of the Company’s common stock.

11

The Company evaluated the amendment under the debt modification and extinguishment guidance in ASC 470-50. The present value of the cash flows under the amended terms differed from the present value of the remaining cash flows under the original terms by approximately 3.05%. In addition, the change in the fair value of the embedded conversion option was approximately 7.08% of the carrying amount of the Convertible Promissory Notes immediately before the amendment, and the amendment did not add or eliminate a substantive conversion option. Because the applicable changes were less than 10%, the Company accounted for the amendment as a debt modification rather than a debt extinguishment. Accordingly, the Company did not recognize a gain or loss on extinguishment.

The amendment increased the fair value of the embedded conversion option by approximately $232,000. The Company recorded the increase as a debt discount, with a corresponding increase to additional paid-in capital. The debt discount, together with the remaining unamortized debt issuance costs associated with the original issuance, is being amortized to interest expense over the remaining term of the amended Convertible Promissory Notes using the effective-interest method. Following the amendment, the revised effective interest rate is approximately 17.70%.

The Convertible Promissory Notes may not be prepaid before the maturity date without the written consent of the applicable holder and are secured pursuant to a security agreement entered into concurrently with their original issuance.

Upon the occurrence of an event of default and written notice from the applicable holder, or automatically upon the occurrence of certain bankruptcy-related events, the Convertible Promissory Notes become immediately due and payable, together with all accrued and unpaid interest. Events of default include, among other matters, (i) failure to pay principal or interest when due, (ii) breaches of covenants contained in the Convertible Promissory Notes or the securities purchase agreement, (iii) specified bankruptcy or insolvency events and (iv) defaults under other indebtedness exceeding $200,000.

In connection with the original issuance of the Convertible Promissory Notes, the Company incurred debt issuance costs of approximately $75,000. The debt issuance costs were recorded as a direct deduction from the carrying amount of the Convertible Promissory Notes. Before the June 2026 amendment, the debt issuance costs were amortized using an original effective interest rate of approximately 12.64%. Following the amendment, the remaining unamortized debt issuance costs are being amortized over the amended remaining term using the revised effective interest rate.

The Company accounts for the Convertible Promissory Notes at amortized cost. At issuance, no portion of the proceeds was allocated to the embedded conversion features because the conversion features did not require bifurcation and separate accounting as derivative instruments under ASC 815. The fair value of the Warrants issued in connection with the Convertible Promissory Notes was not material.

At December 31, 2025, the carrying amount of the Convertible Promissory Notes and related accrued interest was approximately $3.1 million, net of a valuation discount of $33. At June 30, 2026, the aggregate outstanding principal and accrued interest was approximately $3.1 million, net of the unamortized debt discount of $211 recognized in connection with the amendment and the remaining unamortized debt issuance costs.

For the six months ended June 30, 2026, the Company recognized approximately $203 of interest expense, including contractual interest, approximately $33 of amortization of the original debt issuance costs and approximately $19 of amortization of the debt discount recognized in connection with the June 2026 amendment. Interest expense is included within interest expense in the condensed consolidated statements of operations and comprehensive loss.

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5. Commitments and Contingencies

Forbearance Agreements

During the year ended December 31, 2025, the Company entered into forbearance agreements (the “Forbearance Agreement”) with two third-party creditors related to outstanding invoices totaling approximately $3,774 (the “Overdue Amount”). Pursuant to the Forbearance Agreement, 50% of the Overdue Amount (approximately $1,887), remains due and is included in accounts payable, and the remaining $1,887 becomes contingently payable based upon the completion of capital-raising transactions generating at least $45,000 and $55,000, respectively, in aggregate proceeds. If the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

Pursuant to the Forbearance Agreement, the creditors have each agreed to temporarily forbear from enforcing collection of the $1,887 that is currently recorded in accounts payable during the forbearance period, and, in either case, if the specified financing thresholds are not achieved, the corresponding contingent payments will not become due, and the related obligations will be permanently extinguished.

During the year ended December 31, 2025, the Company accounted for the $1,887 Overdue Amount that is now contingently payable as an extinguishment of debt due to management’s assessment that it is not probable that the Company will reach the equity raising threshold that would require repayment of these amounts.

Beginning May 1, 2025, any unpaid portion of the Obligations will accrue a late charge at a rate equal to the lesser of 0.8% per month or the maximum rate permitted by law. The forbearance period will terminate—and the Remaining Overdue Amount, together with any accrued late charges, will become immediately due and payable—upon the occurrence of certain “Forbearance Termination Events,” including specified capital-raising or asset-sale transactions, defaults, or insolvency events.

6. Convertible Preferred Stock

Series A Convertible Preferred Stock

As of June 30, 2026, the authorized, issued, and outstanding Series A Convertible Preferred Stock and their principal were as follows:

		Series A Convertible Preferred Stock
	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Balance at December 31, 2025	0.0001	15,000	15,000	$1,500	$–	15,000,000
Issued	–	–	–	–	–	–
Converted to common stock	–	(15,000)	(15,000)	(1,500)	–	(15,000,000)
Balance at June 30, 2026	–	–	–	$–	$–	–

Each share of Series A is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series A shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. All shares of capital stock of the Company, both Common Stock and any other series of preferred stock, shall be junior in rank to all shares of Series A with respect to payments upon the liquidation, dissolution, and winding up of the Company.

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On April 7, 2026, the Company issued a total of 15,000,000 shares of Common Stock pursuant to the automatic conversion of 15,000 shares of Series A Convertible Preferred Stock upon completion of certain trigger events. Subsequent to the automatic conversion, the Certificate of Designations of the Series A Convertible Preferred Stock was withdrawn and all previously designated shares of Series A were returned to their status as authorized preferred stock available for issuance.

Series C Convertible Preferred Stock

As of June 30, 2026, the authorized, issued, and outstanding Series C Convertible Preferred Stock and their principal were as follows:

		Series C Convertible Preferred Stock
	Par Value	Authorized	Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Balance at December 31, 2025	0.0001	23,000	11,983	$4,429	$–	11,983,000
Issued	–	–	–	–	–	–
Converted to common stock	–	–	–	–	–	–
Balance at June 30, 2026	0.0001	23,000	11,983	$4,429	$–	11,983,000

Each share of Series C Convertible Preferred Stock is convertible into 1,000 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series C Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series C Convertible Preferred Stock shall rank pari passu with the holders of Common Stock with respect to any liquidation, dissolution or winding up of the Company. The Series C Convertible Preferred Stock are not redeemable.

Series D Convertible Preferred Stock

As of June 30, 2026, the authorized, issued, and outstanding Series D Convertible Preferred Stock and their principal were as follows:

		Series D Convertible Preferred Stock
	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Balance at December 31, 2025	–	–	–	$–	$–	–
Issued	0.0001	15,000	15,000	13,838	16,500	34,160,784
Capitalized dividends	–	–	–	227	250	516,967
Converted to common stock	–	–	–	–	–	–
Balance at June 30, 2026	0.0001	15,000	15,000	$14,065	$16,750	34,677,751

In April 2026, the Company sold and issued to accredited investors a total of 15,000 shares of Series D preferred shares (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15,000. The Company received net proceeds of $13,838 after deducting commissions and fees. The Company intends to use the net proceeds for working capital and general corporate purposes.

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Each share of Series D Convertible Preferred Stock is convertible into 2,278 shares of Common Stock of the Company at the election of the holder, subject to certain adjustments and to beneficial ownership limitations. Each share of Series D Convertible Preferred Stock shall be entitled to vote with the Company’s Common Stock on an as-converted basis, subject to beneficial ownership limitations. The holders of Series D Convertible Preferred Stock shall rank senior to the holders of Common Stock and all other preferred stock with respect to any liquidation, dissolution or winding up of the Company. The Series D Convertible Preferred Stock is not redeemable.

In connection with the Offering, the Company paid the Placement Agents: (i) a cash fee equal to 6% of the gross proceeds received by the Company in the Offering, and (ii) issued them warrants to purchase 2% of the shares of Common Stock issuable upon conversion of the Series D.

Holders of the Series D Convertible Preferred Stock are entitled to cumulative dividends at an annual rate of 8% of the then-current stated value of the Series D Convertible Preferred Stock. Dividends are payable quarterly in arrears in shares of the Company’s Common Stock based on the applicable conversion price. At the Company’s election, all or a portion of a dividend may instead be capitalized by increasing the stated value of the Series D Convertible Preferred Stock.

Series D Convertible Preferred Stock Dividends

The Series D Convertible Preferred Stock had an aggregate stated value of $15,000 when issued in April 2026. The Company incurred approximately $1,162 in issuance costs in connection with the offering, which were recorded as a reduction of additional paid-in capital. Accordingly, the net carrying amount attributable to the Series D Convertible Preferred Stock was approximately $13,838 at the issuance date.

For the quarter ended June 30, 2026, the Company elected to capitalize the accrued dividend rather than issue shares of Common Stock. The prorated dividend from the issuance date through June 30, 2026 was approximately $227. The capitalized dividend increased the aggregate stated value of the Series D Convertible Preferred Stock from $15,000 to $15,227. No cash was paid, and no additional shares of Common Stock or Series D Convertible Preferred Stock were issued.

The stated value, carrying amount and liquidation preference of the Series D Convertible Preferred Stock were as follows:

June 30, 2026
Original aggregate stated value	$15,000
Capitalized dividend	227
Ending aggregate stated value	15,227
Less: issuance costs	(1,162)
Ending carrying amount	14,065
Minimum liquidation preference, 110% of stated value	$16,750

Under the terms of the Series D Convertible Preferred Stock, upon a liquidation event, holders are entitled to receive, before any distribution to holders of Common Stock or junior securities, an amount equal to the greater of (i) 110% of the then-current stated value and (ii) the amount the holders would have received had the Series D Convertible Preferred Stock been converted into Common Stock immediately before the liquidation event. Accordingly, the minimum aggregate liquidation preference as of June 30, 2026 was approximately $16,750. The actual liquidation preference could be greater depending on the value of the consideration payable to holders of Common Stock in the applicable liquidation event.

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The capitalized dividend was recorded as an increase to additional paid-in capital attributable to the Series D Convertible Preferred Stock and a corresponding increase to accumulated deficit. The dividend did not affect net loss, comprehensive loss or cash flows.

For purposes of calculating basic and diluted net loss per share attributable to common stockholders, the $227 capitalized dividend was deducted from net loss. As a result, net loss attributable to common stockholders was approximately $2,043 and $3,353 for the three and six months ended June 30, 2026, respectively. The dividend did not change the reported basic or diluted net loss per share after rounding, which remained $0.01 and $0.02 for the three-and six-month periods, respectively.

Liquidation and Deemed-Liquidation Provisions

The Series D Convertible Preferred Stock has no fixed maturity date and does not provide the holders with a general right to require the Company to redeem the shares while the Company continues as a going concern. However, upon the occurrence of a Liquidation Event, each holder is entitled to receive, before any distribution is made to holders of Common Stock or other junior securities, cash from the assets of the Company legally available for distribution in an amount equal to the greater of (i) 110% of the then-current stated value of the holder’s Series D Convertible Preferred Stock and (ii) the amount the holder would have been entitled to receive had the Series D Convertible Preferred Stock been converted into Common Stock immediately before the Liquidation Event. A holder may elect to receive Common Stock, based on the then-current conversion rate, in lieu of cash.

A Liquidation Event includes a voluntary or involuntary liquidation, dissolution or winding up of the Company and certain merger, consolidation or other transactions after which the Company’s pre-transaction stockholders own less than 50% of the equity or voting power of the surviving entity, subject to the financing-transaction exception contained in the Certificate of Designations.

Equity Classification

The Company evaluated the Series D Convertible Preferred Stock under ASC 480, Distinguishing Liabilities from Equity, and ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities. The Series D Convertible Preferred Stock is not mandatorily redeemable because it has no fixed redemption date, does not provide the holders with a general right to require redemption and does not otherwise contain an unconditional obligation requiring the Company to transfer cash or other assets. Accordingly, the Series D Convertible Preferred Stock is not classified as a liability under ASC 480.

The Company determined that classification within permanent stockholders’ equity is appropriate. The cash preference payable upon an actual liquidation, dissolution or winding up represents an ordinary liquidation preference and does not require temporary-equity classification. In addition, a merger or consolidation that would constitute a deemed Liquidation Event requires substantive approval by the Company’s Board of Directors. The Board may withhold its approval and the holders of the Series D Convertible Preferred Stock do not control the Board or otherwise have the contractual ability to compel the Company to enter into such a transaction. Accordingly, the deemed-liquidation event is within the Company’s control for purposes of ASC 480-10-S99-3A. The Series D Convertible Preferred Stock is therefore classified within permanent stockholders’ equity, and the Company does not accrete its carrying amount to the 110% liquidation preference. The Company will reassess the classification if the relevant contractual, governance or control circumstances change.

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7. Common Stock

As of June 30, 2026 and December 31, 2025, the Company had authorized 600,000,000 shares of $0.0001 par value Common Stock. Each share of Common Stock entitles the holder to one vote, together with the holders of the Series C and Series D Convertible Preferred Stock (on an as-converted basis), on all matters submitted to the stockholders for a vote. The holders of Common Stock are entitled to receive dividends, if any, as declared by the Company’s Board of Directors.

Under the terms of the Company’s certificate of incorporation, the Company’s Board of Directors is authorized to direct the Company, without any action or vote by its stockholders (except as may be provided by the terms of any class or series of Company preferred stock then outstanding), to issue shares of preferred stock in one or more series without the approval of the Company’s stockholders. The Company’s Board of Directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

2026 Activity

On April 7, 2026, the Company issued a total of 15,000,000 shares of Common Stock pursuant to the automatic conversion of shares of Series A Convertible Preferred Stock upon completion of certain trigger events.

On April 30, 2026, the Company issued 10,415 shares of the Company’s Common Stock pursuant to a stock option exercise, resulting in net proceeds of $1 to the Company.

2025 Activity

Restricted Stock Units

A total of 25,000 restricted stock units vested during the three months ended March 31, 2025, and the corresponding shares were issued upon vesting.

Consent Agreement

In June 2025, the Company entered into Consent Agreement with Sandia under which Sandia waived certain rights and existing defaults under the Senior Secured Note agreement related to the issuance of Convertible Promissory Notes. The Company issued 34,000,000 shares of common stock in exchange for such waiver.

Unvested Shares

In connection with the closing on March 28, 2024 of the business combination with Andretti Acquisition Corp. (“AAC”), 1,129,630 shares of Sponsor Shares became unvested and are subject to the forfeiture pursuant to the available cash provisions as described in the sponsor support agreement in contemplation of the Merger. All of the Unvested Shares will become vested if, within three years of the closing, the volume-weighted average price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Company. If neither of these events occur within three years of the closing, then the Unvested Shares will be forfeited and shall be transferred by the sponsor and the sponsor co-investor to the Company, without any consideration for such transfer. The Unvested Shares are indexed to the Company’s own stock and are therefore classified as equity in the Company’s consolidated financial statements. No Unvested Shares vested during the six months ended June 30, 2026 or 2025.

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8. Warrants

Warrant activity during the six months ended June 30, 2026 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2025	67,299,982	$4.31	3.97	$65,096
Granted	17,763,605	0.4391
Exercised	–	–
Forfeited and expired	–	–
Balance at June 30, 2026	85,063,587	$3.50	4.28	$76,217
Warrants vested and exercisable at June 30, 2026	84,163,587	$3.50	4.28	$75,074

On April 22, 2026, the Company issued 17,080,392 warrants to investors to purchase shares of common stock in connection with the issuance of the Series D Convertible Preferred Stock and 683,213 warrants to the Company’s placement agents. The warrants have an initial exercise price of $0.4391 per share, subject to adjustment, and may be exercised for cash or, under certain circumstances, on a cashless basis, and expire on October 19, 2033. The Company evaluated the warrants under ASC 480 and ASC 815-40 and determined that the warrants are equity-classified instruments. The warrants are not mandatorily redeemable, do not require net cash settlement, and are indexed to the Company’s own common stock. Although the warrants contain certain anti-dilution adjustment provisions, including adjustments upon certain dilutive issuances, the Company concluded that such provisions do not preclude equity classification. Accordingly, the warrants are classified as equity, and their fair value was measured using the Black-Scholes option-pricing model. The fair value of the warrants on the date of issuance was immaterial and will not be remeasured in subsequent periods.

Based on a fair market value of $1.27 per share on June 30, 2026, the intrinsic value attributed to exercisable and unexercised Common Stock warrants was $75,074 at June 30, 2026.

As of June 30, 2026, there was no unrecognized compensation cost related to unvested warrants.

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9. Compensation Plans

Stock Option

Stock option activity during the six months ended June 30, 2026 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2025	39,003,451	$0.08	9.62	$58,598
Granted	11,850,000	0.75
Exercised	(10,415)	0.13
Forfeited and expired	–	–
Balance at June 30, 2026	50,843,036	0.24	5.41	101,214
Options vested and exercisable at June 30, 2026	3,000,600	$0.57	4.69	$5,225

During the six months ended June 30, 2026, the Company granted options exercisable into 11,850,000 shares of its Common Stock to its employees and advisors. The stock options vest over a weighted average 3.80 year period and are exercisable at a weighted average price of $0.75 per share with an average life expiration of 6.48 years. The total fair value of these options at the grant date was approximately $12,942, which was determined using a Black-Scholes option pricing model with the following average assumptions: stock price of $1.10 per share, expected term of 6.5 years, volatility of 150%, dividend rate of 0%, and weighted average risk-free interest rate of 4.26%.

On April 30, 2026, the Company issued 10,415 shares of Common Stock pursuant to a stock option exercise for proceeds of $1.

As of June 30, 2026, there was $13,998 of total unrecognized compensation cost related to unvested stock options. The Company expects to recognize the unrecognized compensation amount over a remaining weighted-average period of 3.80 years. The fair value of stock options that vested during the six months ended June 30, 2026 and 2025 was $444 and $74, respectively.

Based on a fair market value of $1.27 per share on June 30, 2026, the intrinsic value attributed to exercisable and unexercised Common Stock options was $2,637 at June 30, 2026.

Stock-Based Compensation

The following table summarizes the classification of the Company’s stock-based compensation expense related to stock options and restricted common stock in the condensed consolidated statements of operations and comprehensive income (loss):

Schedule of stock based compensation
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Research and development	$58	$–	$144	$–
Sales and marketing	30	–	38	–
General and administrative	118	30	262	74
Stock-based compensation	$206	$30	$444	$74

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10. Segment Information

The Company operates and manages its business activities on a consolidated basis and operates in a single reportable and operating segment. The Company’s Chief Executive Officer, serving as the Chief Operating Decision Maker (“CODM”), oversees operations on an aggregated basis to allocate resources effectively. In assessing the Company’s financial performance, the CODM regularly reviews consolidated net income (loss).

The CODM relies on consolidated net loss as a comprehensive measure of the Company, considering all revenues and expenses, including cost of revenue, employee compensation, stock-based compensation, legal and professional fees, and consulting costs. Other operating expenses include all remaining costs necessary to operate our business and primarily include advertising, corporate compliance, and overhead expenses. Additionally, the CODM also reviews total assets to assess the Company’s financial position and resource allocation. The measure of segment assets is reported on the condensed consolidated balance sheet as total consolidated assets. The Company’s long-lived assets consist primarily of property and equipment, net. As of June 30, 2026, the Company does not have material long-term assets outside the U.S.

The following table presents the significant segment expenses and other segment items regularly reviewed by our CODM:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating expenses
Employee compensation and benefits	516	$101	$729	$155
Stock-based compensation expense	207	30	444	74
Legal and professional fees	378	124	711	126
Consulting costs	173	3	348	14
Other operating expenses	353	326	592	895
Total operating expenses	1,627	584	2,824	1,264
Loss from operations	$(1,627)	$(584)	$(2,824)	$(1,264)

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11. Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per common share attributable to stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Numerator:
Net income (loss) attributable to common stockholders, basic	$(1,835)	$2,700	$(3,145)	$1,930
Series D preferred stock dividend	(227)	–	(227)	–
Effect of potentially dilutive securities:
After-tax interest expense on convertible notes	–	14	–	14
Net income (loss) attributable to common stockholders	$(2,062)	$2,714	$(3,372)	$1,944
Denominator:
Weighted-average common shares outstanding, basic	186,174,045	51,776,206	179,284,550	47,154,964
Effect of potentially dilutive securities:
Convertible notes	–	14,500,000	–	7,250,000
Restricted stock	–	–	–	3,513,362
Weighted-average common shares outstanding, diluted	186,174,045	66,276,206	179,284,550	57,918,326

Net income (loss) per share attributable to common stockholders,
Basic	$(0.01)	$0.05	$(0.02)	$0.04
Diluted	$(0.01)	$0.04	$(0.02)	$0.03

The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated, since their inclusion would be anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Series C Preferred Shares	11,983,000	–	11,983,000	–
Series D Preferred Shares	34,677,751	–	34,677,751	–
Senior Secured Notes, including accrued interest	168,184	140,612	168,184	140,612
Convertible Notes, excluding accrued interest	75,000,000	–	75,000,000	–
Warrants to purchase common stock	85,063,587	62,549,982	85,063,587	62,549,982
Stock options to purchase common stock	50,843,036	1,103,451	50,843,036	1,103,451
Unvested Shares	1,129,630	1,129,630	1,129,630	1,129,630
Restricted stock	–	65,000,000	–	–
Restricted stock units	25,000	25,000	25,000	25,000
	258,890,188	129,948,675	258,890,188	64,948,675

12. Subsequent Events

The Company has evaluated all events subsequent to June 30, 2026 and through August 14, 2026, which represents the date these unaudited condensed consolidated financial statements were available to be issued.

Subsequent to June 30, 2026, the Company granted options exercisable into 200,000 shares of its Common Stock to its employees and advisors. The stock options vest monthly over a two-year period and are exercisable at a weighted average price of $0.91 per share.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited consolidated financial statements and the notes thereto included elsewhere in this Quarterly Report on Form 10-Q. Some of the information contained in this discussion and analysis or set forth elsewhere in this Quarterly Report on Form 10-Q, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Forward-Looking Statements” and “Risk Factors” sections of this Quarterly Report on Form 10-Q, which describe factors or events that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations for prospective future growth, cash flows, ability to service outstanding debt obligations, operating results, potential future trends and developments within our industry and the U.S. and global economies generally, plans and expectations for the Company, our future business plan and capital raising efforts, expectations and plans with respect to our products and services including the potential market for, timing, features, and demand for such products and services, and liquidity. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words and expressions. We have based these forward-looking statements largely on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements are based on current expectations and projections about future events and financial trends, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements.

The results anticipated by any or all of these forward-looking statements might not occur. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, our ability to raise the necessary capital to re-establish material operations and generate revenue and the terms and timing of any related transactions, central bank interest rates and future interest rate changes, the risks arising from the impact of inflation, tariffs and tariff litigation, the impact of the war with Iran, the deterioration of the labor market of the United States, a recession which may result on the Company’s business, prospective customers, and on the national and global economy, our ability to attract customers to our products and services, the potential for regulatory changes impacting quantum computing, artificial intelligence, data privacy and other areas that impact the Company’s business, and the ability of us and third parties on which we depend to comply with applicable regulatory requirements, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, and the risks and uncertainties disclosed in our Form 10-K for the year ended December 31 2025 filed with the SEC. Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Overview

Zapata is a leading pure-play hardware-agnostic quantum software company. Following a strategic realignment in 2025, the Company offers subscription-based solutions to efficiently deploy and accelerate the development of quantum and hybrid quantum-classical computing applications. Founded in 2017 by researchers from a Harvard University Quantum Computing Lab, Zapata has built one of the industry’s most robust intellectual property portfolios in quantum and hybrid quantum-classical computing and algorithmic methods, with over 60 patents, granted and pending, developed over eight years.

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Zapata’s software platform for quantum computing applications is based on our patented technology and supports a wide range of use cases in cryptography, pharmaceuticals, manufacturing, materials discovery and defense. To the Company’s knowledge, it is the only organization to have participated across all technical areas of the Defense Advanced Research Projects Agency’s (“DARPA”)’s Quantum Benchmarking program and it has worked with Fortune 500 enterprises and government agencies to unlock the potential of quantum computing.

Following a period of broader AI exploration, the Company undertook, in 2024 and 2025, a strategic realignment to refocus on its core quantum mission: developing the software and tooling layer that enables enterprises, governments, and researchers to harness quantum computing for economically meaningful outcomes.

In late 2024 the Company voluntarily elected to temporarily suspend its operations due to its limited capital resources and inability to access adequate liquidity to continue to fund its operations and meet its outstanding debt obligations. In June 2025, the Company commenced debt restructuring and capital raising transactions and the reinstatement of operations by (1) entering into exchange agreements with unsecured creditors pursuant to which such creditors agreed to exchange outstanding obligations payable to them for Common Stock and certain rights related thereto, and (2) the Company sold convertible notes and warrants for gross proceeds of $3 million. The Company has since been continuing efforts to negotiate and restructure outstanding obligations and raise capital. In the furtherance of scaling operations, the Company has also entered into advisory agreements with third parties and agreed to compensate such parties in the form of equity and/or cash compensation.

Zapata’s hardware-agnostic approach and proprietary technology address the “software bottleneck” that limits quantum adoption. The Company’s products - Orquestra, Bench-Q, Quantum Graph, and Quantum Pilot - provide the infrastructure and workflow tools that connect problem discovery, algorithm design, and hardware execution. These tools are supported by professional services, partnerships, and licensing programs that collectively form the Company’s business model.

Recent Developments

In April 2026, we sold and issued to accredited investors a total of 15,000 shares of Series D (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15 million. We received net proceeds of $13.8 million after deducting commissions and fees. We intend to use the net proceeds for working capital and general corporate purposes.

As part of the Offering, we entered into a Securities Purchase Agreement and Registration Rights Agreement with the investors. The terms of the Securities Purchase Agreement, Series D, Warrants, and Registration Rights Agreement were previously disclosed in the Current Report on Form 8-K filed on April 8, 2026.

See “Liquidity and Capital Resources” below for additional information.

Components of Our Results of Operations

Revenue

Our revenue historically was generated primarily from sales of subscriptions to our software platform and related services. Subscriptions to our software platform are offered as stand-ready access to our cloud environment on an annual or multi-year basis. We may also offer consulting services in the form of stand-ready scientific and software engineering services, which are typically only offered in conjunction with our software platform. We evaluate our contracts at inception to determine if the terms represent a single, combined performance obligation or multiple performance obligations. We generated no revenue in each of the three and six months ended June 30, 2026 and June 30, 2025.

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Cost of Revenue

Cost of revenue includes expenses related to supporting product offerings. Our primary cost of revenue is personnel costs, including salaries and other personnel-related expense. Cost of revenue also includes costs relating to our information technology and systems, including depreciation, network costs, data center maintenance, database management and data processing costs. We allocate these overhead expenses based on headcount and thus are reflected in cost of revenue and each operating expense category.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries and wages, benefits, commissions, bonuses and stock-based compensation expense for our employees engaged in sales and sales support, business development, marketing, corporate partnerships, and customer service functions. Sales and marketing expenses also include costs incurred for market research, tradeshows, branding, marketing, promotional expense, and public relations, as well as facilities and other supporting overhead costs, including depreciation and amortization. Sales and marketing expenses are primarily driven by investments in the growth of our business. We expect sales and marketing expenses, expressed as a percentage of revenue, to vary from period to period for the foreseeable future.

Research and Development

Research and development expenses consist primarily of personnel-related costs, including salaries and wages, benefits, bonuses, and stock-based compensation expense for our scientists, engineers and other employees engaged in the research and development of our products. In addition, research and development expenses include third party software subscription costs, facilities and other supporting overhead costs, including depreciation and amortization. Research and development costs are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries and wages, bonuses, benefits, and stock-based compensation expense for our finance, legal, information technology, human resources, and other administrative personnel. General and administrative expenses also include facilities and supporting overhead costs, including depreciation and amortization, and external professional services.

Other Expense, Net

Other expense, net consists primarily of fair value adjustments related to our Senior Secured Notes and derivative contract in connection with our Forward Purchase Agreement, interest income, interest expense and foreign exchange gains and losses from our international operations.

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Results of Operations

Comparison of the Three months Ended June 30, 2026 and 2025

The following table summarizes our results of operations for the three months ended June 30, 2026 and 2025:

	Three Months Ended June 30,
	2026	2025	Change	%
	(in thousands)
Revenue	$–	$–	$–	–%
Cost of revenue	–	–	–	–
Gross profit	–	–	–	–
Operating expenses:
Sales and marketing	285	–	285	N/M
Research and development	383	–	383	N/M
General and administrative	959	584	375	64
Total operating expenses	1,627	584	1,043	179
Loss from operations	(1,627)	(584)	(1,043)	(179)
Other income (expense):
Interest expense	(229)	(141)	(88)	62
Loss on extinguishment of senior secured note	–	(134)	134	(100)
Gain on extinguishment of forward purchase agreement settlement liability	–	2,357	(2,357)	(100)
Gain on extinguishment of liabilities	–	1,197	(1,197)	(100)
Other income, net	21	5	16	320
Total other income (expense), net	(208)	3,284	(3,492)	(106)
Net income (loss)	$(1,835)	$2,700	$(4,535)	(168)%

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expense was $285 thousand for the three months ended June 30, 2026, as compared to $0 for the three months ended June 30, 2025. The increase reflects higher employee compensation costs, marketing expenses, and stock-based compensation expense.

Research and Development Expenses

Research and development expense was $383 thousand for the three months ended June 30, 2026, as compared to $0 for the three months ended June 30, 2025. The increase reflects higher employee compensation costs, advisor fees, and stock-based compensation expense.

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General and Administrative Expenses

General and administrative expenses were $959 thousand for the three months ended June 30, 2026, compared to $584 thousand for the three months ended June 30, 2025. The increase of $375 thousand reflects an increase in stock-based compensation expenses and employee compensation. Current-quarter expenses mainly consisted of insurance, software costs, salaries and benefits, and legal and professional fees, including $142 thousand of legal expenses related to our intellectual property.

Other Expense, Net

Other expense, net was $208 thousand for the three months ended June 30, 2026, compared to other income, net of $3.3 million for the three months ended June 30, 2025. The $3.5 million negative variance was primarily driven by the prior year recording of a $2.4 million gain on extinguishment of Forward Purchase Agreement settlement liability and a $1.2 million gain on extinguishment of liabilities. These favorable items were partially offset by a $134 thousand loss on extinguishment of Senior Secured Note, and a $88 thousand increase in interest expense.

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table summarizes our results of operations for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
	2026	2025	Change	%
	(in thousands)
Revenue	$–	$–	$–	–%
Cost of revenue	–	–	–	–
Gross profit	–	–	–	–
Operating expenses:
Sales and marketing	458	–	458	N/M
Research and development	618	–	618	N/M
General and administrative	1,748	1,264	484	38
Total operating expenses	2,824	1,264	1,560	123
Loss from operations	(2,824)	(1,264)	(1,560)	(123)
Other income (expense):
Interest expense	(361)	(243)	(118)	49
Loss on extinguishment of senior secured note	–	(134)	134	(100)
Gain on extinguishment of forward purchase agreement settlement liability	–	2,357	(2,357)	(100)
Gain on extinguishment of liabilities	–	1,197	(1,197)	(100)
Other income (expense), net	40	17	23	135
Total other income (expense), net	(321)	3,194	(3,515)	(110)
Net income (loss)	$(3,145)	$1,930	$(5,075)	(263)%

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Operating Expenses

Sales and Marketing Expenses

Sales and marketing expense was $458 thousand for the six months ended June 30, 2026, as compared to $0 for the six months ended June 30, 2025. The increase reflects an increase in employee compensation costs, marketing expenses, and stock-based compensation expense.

Research and Development Expenses

Research and development expense was $618 thousand for the six months ended June 30, 2026, as compared to $0 for the six months ended June 30, 2025. The increase reflects an increase in employee compensation costs, advisor fees, and stock-based compensation expense.

General and Administrative Expenses

General and administrative expenses were $1.8 million for the six months ended June 30, 2026, compared to $1.3 million for the six months ended June 30, 2025. The increase of $484 thousand reflects an increase in stock-based compensation expenses and employee compensation. Current-quarter expenses mainly consisted of insurance, software costs, salaries and benefits, and legal and professional fees, including $268 thousand of legal expenses related to our intellectual property.

Other Expense, Net

Other expense, net was $321 thousand for the six months ended June 30, 2026, compared to other income, net of $3.2 million for the six months ended June 30, 2025. The $3.5 million negative variance was primarily driven by the prior year recording of a $2.4 million gain on extinguishment of Forward Purchase Agreement settlement liability and a $1.2 million gain on extinguishment of liabilities. These favorable items were partially offset by a $134 thousand loss on extinguishment of Senior Secured Note, and a $118 thousand increase in interest expense.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from sales of Convertible Preferred Stock and Common Stock and the issuance of Convertible Notes. For the six months ended June 30, 2026, we recorded a net loss of $3,145, used cash in operations of $2,688 and had a stockholders’ equity of $3,062 as of that date. As of June 30, 2026, we had a cash balance of $12,771. Cash used in operations was primarily from the Company’s operating losses, working capital, and investment in strategic growth initiatives. We have incurred significant losses and negative cash flows from operations since inception and expect to continue to incur losses and negative cash flows for the foreseeable future as we expand our penetration of the quantum computing application development market.

In April 2026, we sold and issued to accredited investors a total of 15,000 shares of Series D (which are convertible into 34,160,784 shares of Common Stock, subject to adjustment) and Warrants to purchase up to 17,080,392 shares of Common Stock (representing 50% warrant coverage on an as-converted basis) for total gross proceeds of $15 million. We received net proceeds of $13.8 million after deducting commissions and fees.

As of August 4, 2026, we have cash and cash equivalents of $12.1 million. We expect our existing cash will be sufficient to fund our current operating plan for at least twelve months from the date of issuance of these financial statements.

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Senior Secured Notes

The Senior Secured Notes bear interest at the compound rate of 15% per annum and are convertible at the option of each noteholder in connection with the Merger at a conversion price of (i) $4.50 per share at the closing of the Merger or (ii) $8.50 per share at any time after the closing of the Merger. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest will be due and payable at the maturity date, December 15, 2026, unless otherwise converted. Upon the closing of the Merger, a portion of the aggregate outstanding Senior Secured Notes with an aggregate principal amount of $14.2 million and associated accrued interest of $0.5 million were converted into shares of our Common Stock. While any Senior Secured Notes are outstanding, we cannot incur additional indebtedness for borrowed funds, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes. As of June 30, 2026, the aggregate principal and accrued interest outstanding under the Senior Secured Notes totaled $1.4 million.

Convertible Promissory Notes

In June 2025, we entered into a securities purchase agreement with accredited investors pursuant to which we sold and issued secured Convertible Promissory Notes and warrants to purchase 37,500,000 shares of Common Stock (“Warrants”) for total gross proceeds of $3 million. The Convertible Promissory Notes bear simple interest at a rate of 10.00% per annum and, as extended, mature in June 2027, unless earlier converted or repaid in accordance with its terms. Interest accrues daily based on a 360-day year and will not be paid in cash prior to maturity unless the Convertible Promissory Notes are repaid before conversion. As of June 30, 2026, the aggregate principal and accrued interest outstanding under the Convertible Promissory Notes totaled $3.1 million, net of the unamortized debt discount of $211 recognized in connection with the amendment and the remaining unamortized debt issuance costs.

Effective June 1, 2026, the Company and the holders amended the Convertible Promissory Notes to extend the maturity date to June 2027 and replace the provision requiring automatic conversion upon the closing of a qualified financing. Under the amended terms, if (i) the volume-weighted average price of the Company’s common stock on the immediately preceding trading day equals or exceeds $0.60 per share and (ii) the average daily traded value of the Company’s common stock for the five immediately preceding trading days equals or exceeds $1.0 million, the Company may elect to convert all or any portion of the outstanding principal balance into shares of common stock at a conversion price of $0.04 per share, subject to customary adjustments for stock splits, stock dividends, combinations, recapitalizations and similar events. Any accrued and unpaid interest attributable to principal converted pursuant to the amended conversion provision is automatically forgiven upon conversion. If the Company elects to convert the entire $3.0 million outstanding principal balance, the Convertible Promissory Notes would convert into 75,000,000 shares of the Company’s common stock.

Cash Flows

The following table summarizes our sources and uses of cash for each of the periods presented:

	Six Months Ended June 30,
	2026	2025
	(in thousands)
Net cash used in operating activities	$(2,688)	$(464)
Net cash provided by financing activities	13,839	1,482
Effect of exchange rate changes on cash	(39)	(21)
Net increase in cash	$11,112	$997

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Operating Activities

Net cash used in operating activities was $2.7 million for the six months ended June 30, 2026. Operating cash flows reflected a net loss of $3.1 million, partially offset by $805 thousand in non-cash charges. Changes in working capital were primarily driven by a $214 thousand decrease in accounts payable, a $174 thousand decrease in accrued expenses and other current liabilities, partially offset by a $40 thousand increase in prepaid expenses and other current and non-current assets. Non-cash charges included $361 thousand in non-cash interest expense and $444 thousand in stock-based compensation.

Net cash used in operating activities was $464 thousand for the six months ended June 30, 2025. Operating cash flows reflected net income of $1.9 million and a $0.8 million net increase in working capital, partially offset by offset by $3.2 million in net non-cash charges. Changes in working capital were primarily driven by a $720 thousand increase in accrued expenses and other current liabilities, and a $73 thousand increase in accounts payable, partially offset by a $37 thousand increase in prepaid expenses and other current and non-current assets. Non-cash charges included $2.4 million gain on extinguishment of Forward Purchase Agreement settlement liability, and $1.2 million gain on extinguishment of liabilities, partially offset by $195 thousand in non-cash interest expense, a $134 thousand loss on extinguishment of Senior Secured Note and $74,000 thousand in stock-based compensation.

Financing Activities

Net cash provided by financing activities was $13.9 million for the six months ended June 30, 2026. This amount primarily reflects $13.8 million in net proceeds received from the sale of Series D Convertible Preferred shares, net of expenses, and proceeds of $1 thousand on the exercise of stock options.

Net cash provided by financing activities was $1.5 million for the six months ended June 30, 2025. This amount primarily reflects $2.8 million in net proceeds received from the issuance of Convertible Promissory Notes, partially offset by the repayment of $1.3 million of Senior Secured Notes.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements during the periods presented. Zapata and Legacy Zapata have not entered into any off-balance sheet financing agreements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Policies and Significant Judgments and Estimates

There have been no material changes to our critical accounting policies from those disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates” section of our Annual Report on Form 10-K for the year ended December 31, 2025.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our condensed consolidated financial statements, which are included elsewhere in this Report.

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Emerging Growth Company Status

Zapata Quantum Inc. qualifies as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board (“FASB”) or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to utilize the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies. We also intend to utilize some of the reduced regulatory and reporting requirements applicable to emerging growth companies pursuant to the JOBS Act so long as the Company qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (the “SEC”). Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of June 30, 2026, have concluded that, based on such evaluation, our disclosure controls and procedures were not effective due to the material weaknesses described below.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Management has identified the following material weaknesses which have caused management to conclude that, as of June 30, 2026, our disclosure controls and procedures were not effective:

•	The Company does not have sufficient segregation of duties within accounting functions, as its Chief Executive Officer is the sole officer.

•	The Company does not have sufficient or complete written documentation of our internal controls policies and procedures.

•	A substantial portion of the Company’s financial reporting is carried out by an outside accounting firm.

•	The Company’s human resources, processes and systems are not sufficient to enable the production of timely and accurate financial statements in accordance with US GAAP.

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Plans for Remediation of Material Weaknesses

Management has taken actions to remediate the deficiencies in its internal controls over financial reporting and implemented additional processes and controls designed to address the underlying causes associated with the above-mentioned material weaknesses. Management is committed to finalizing the remediation of the material weaknesses. Management’s internal control remediation efforts include the following:

•	We are currently in the process of identifying and engaging internal control consultants to assist us in performing a risk assessment as well as identifying and designing a system of internal controls necessary to mitigate the risks identified, including preparation of written documentation and testing of our internal control policies and procedures;

•	We plan to increase our personnel resources and technical accounting expertise within the accounting function to replace our outside service providers; until we have sufficient technical accounting and financial reporting capabilities, we have retained an accounting consulting firm to provide support and to assist us in our evaluation of more complex applications of U.S. GAAP and assist us with financial reporting.

Changes in Internal Control Over Financial Reporting

Other than with respect to the ongoing remediation efforts on the material weaknesses, there were no changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) during the quarter ended June 30, 2026 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations of the Effectiveness of Internal Controls

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the internal control system are met. Because of the inherent limitations of any internal control system, no evaluation of controls can provide absolute assurance that all control issues, if any, within a company have been detected.

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PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this filing, we are not aware of any material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, nor are we aware of any such threatened or pending litigation or any such proceedings known to be contemplated by governmental authorities. We are not aware of any material proceedings in which any of our directors, officers, or affiliates or any registered or beneficial stockholder of more than 5% of our Common Stock, or any associate of any of the foregoing, is a party adverse to or has a material interest adverse to, us or any of our subsidiaries.

Item 1A. Risk Factors.

Not applicable for smaller reporting companies.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds, and Issuer Purchases of Equity Securities.

All recent sales of unregistered securities have been previously reported.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the six months ended June 30, 2026, none of our directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities that was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the Exchange Act or any “non-Rule 10b5-1 arrangement” as defined in Item 408(c) of Regulation S-K.

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Item 6. Exhibits.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed/Furnished Herewith	Form	Exhibit No.	Filing Date
2.1	Business Combination Agreement, dated as of September 6, 2023, by and among the Company, Tigre Merger Sub, Inc. and Legacy Zapata		8-K	2.1	9/6/23
3.1	Certificate of Incorporation		8-K	3.1	4/3/24
3.1(a)	Certificate of Amendment to Certificate of Incorporation		8-K	3.1	8/27/25
3.2	Certificate of Designations, of Preferences, Rights and Limitation of the Series A Convertible Preferred Stock		8-K	4.1	10/28/25
3.3	Certificate of Designations, of Preferences, Rights and Limitation of the Series C Convertible Preferred Stock		8-K	4.1	7/24/25
3.3(a)	Certificate of Amendment to the Certificate of Designations, of Preferences, Rights and Limitation of the Series C Convertible Preferred Stock		8-K	4.1	11/6/25
3.4	Series D Certificate of Designation		8-K	3.1	4/8/26
3.5	Bylaws of Zapata Computing Holdings Inc.		8-K	3.2	4/3/24
4.1	Form of Note		8-K	4.1	6/18/25
4.2	Form of Warrant		8-K	4.2	6/18/25
4.3	Form of Warrant		8-K	4.1	4/8/26
10.1	Form of Conversion Agreement +		8-K	10.1	6/18/25
10.2	Form of Securities Purchase Agreement +		8-K	10.2	6/18/25
10.3	Form of Consent Agreement		8-K	10.3	6/18/25
10.4	Form of Universal Resale and Registration Provisions +		8-K	10.4	6/18/25
10.5	Form of Security Agreement +		8-K	10.5	6/18/25
10.6	Form of Intercreditor Agreement +		8-K	10.6	6/18/25
10.7	Form of Stock Option Agreement		8-K	10.1	10/15/25
10.8	Form of Forbearance Agreement +		8-K	10.1	10/28/25
10.9	Form of Securities Purchase Agreement +		8-K	10.2	10/28/25
10.10	Form of Securities Purchase Agreement		8-K	10.1	4/8/26
10.11	Form of Registration Rights Agreement		8-K	10.2	4/8/26
10.12	Exclusive Broker-Dealer and Leak-Out Management Agreement +	(1)
31.1	Certification of the Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	(1)
31.2	Certification of the Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	(1)
32.1	Certification of the Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.	(2)
101.INS	Inline XBRL Instance Document	(1)
101.SCH	Inline XBRL Taxonomy Extension Schema	(1)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase	(1)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase	(1)
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase	(1)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase	(1)
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).	(1)

+	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC Staff upon request.
#	Indicates management contract or compensatory plan, contract or agreement.
(1)	Filed herein
(2)	Furnished herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZAPATA QUANTUM, INC.

August 14, 2026	By:	/s/ Sumit Kapur
Sumit Kapur
Chief Executive Officer, Chief Financial Officer
(Principal Executive Officer)

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Exhibit 10.12

EXCLUSIVE BROKER-DEALER AND LEAK-OUT MANAGEMENT AGREEMENT

This Exclusive Broker-Dealer and Leak-Out Management Agreement (this “Agreement”) is made and entered into as of the 30th day of July, 2026 between Chardan Capital Markets LLC (“Broker-Dealer”) and Zapata Quantum Inc. (the “Company,” which term includes any subsidiary of the Company that Broker-Dealer has agreed in writing to include within the scope of this Agreement).

WHEREAS, each of the sellers as listed hereto on Exhibit B (each, a “Seller” and collectively, the “Sellers”) is bound by Universal Resale and Registration Provisions attached as Exhibit A hereto (together referred to herein as the “Leak-Out Agreement”);

WHEREAS, the Company wishes to engage Broker-Dealer as the exclusive broker-dealer and management agent to sell up to 309,000,000 shares of the Company’s common stock (the “Common Stock” and, such shares, the “Restricted Shares”) held by the Sellers in accordance with the Leak-Out Agreement; and

NOW THEREFORE, in consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Broker-Dealer, and Broker-Dealer agrees to act as the exclusive broker-dealer in order to manage the orderly liquidation and sale of the Restricted Shares held by Sellers. Broker-Dealer acknowledges and agrees that all sales of Restricted Shares pursuant to this Agreement shall adhere strictly to the Leak-Out Agreement and that the exclusivity relates solely to the sales of the Restricted Shares as provided in this Agreement.

2. Compensation, Commission and Fees. As consideration for the brokerage, monitoring, and compliance management services provided by Broker-Dealer, the parties agree to the following fees and commissions:

Sales Commission: Broker-Dealer is authorized, with the applicable Seller’s approval, to charge such Seller a cash commission equal to four percent (4%) of the gross sale proceeds realized from the sale of such Seller’s Restricted Shares sold under this Agreement (the “Commission”); provided, that, upon the aggregate Commissions received by Broker-Dealer under this Agreement reaching two hundred thousand dollars ($200,000), the Commission rate shall automatically reduce to three percent (3%) of the gross sale proceeds for all subsequent sales. Upon Seller’s approval of the Commission, Broker-Dealer is authorized to automatically deduct the Commission from the settlement proceeds of each transaction prior to remitting the net proceeds to such Seller.

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3. Leak-Out Orderly Trading Mechanics. Broker-Dealer shall execute sales of the Restricted Shares in accordance with the terms of the Leak-Out Agreement. Unless otherwise agreed in writing by the Company and Broker-Dealer, all sale orders received for a given trading day shall be aggregated, and Broker-Dealer shall allocate executions among Sellers on a pro rata basis in accordance with the Leak-Out Agreement. Each Seller may, by written notice to Broker-Dealer, establish a standing instruction authorizing Broker-Dealer to include such Seller’s share of available daily volume (as determined in accordance with the Leak-Out Agreement) in each trading day’s aggregated order on an ongoing basis (a “Standing Sell Order”). A Standing Sell Order shall remain in effect until revoked by written notice from the applicable Seller received by Broker-Dealer no later than 4:00 p.m. Eastern Time on the trading day prior to the trading day on which such revocation is to take effect. For so long as the Common Stock is not listed on a national securities exchange, Broker-Dealer shall use reasonable efforts to execute such aggregated orders throughout the trading day seeking the best available price consistent with orderly trading and in a manner which seeks to approximate a volume-weighted average price methodology, incorporating a five percent (5%) price protection limit measured from the prior trading day’s closing price, to the extent reasonably practicable in light of available liquidity, trading volume and other market conditions. If and when the Common Stock becomes listed on a national securities exchange, Broker-Dealer shall, in the absence of unusual trading activity or market developments, seek to execute such aggregated orders in a manner reasonably similar to a volume-weighted average price methodology, incorporating a five percent (5%) price protection limit measured from the prior trading day’s closing price. In either case, each Seller shall receive the actual weighted average execution price achieved by Broker-Dealer for such Seller’s pro rata share of the aggregated orders on the applicable trading day, less the Commission. Notwithstanding anything in this Section 3, Broker-Dealer shall have no obligation to effect any sale of Restricted Shares on any trading day if, in Broker-Dealer’s reasonable judgment, (a) effecting such sale would violate or be inconsistent with any applicable law, rule or regulation, Broker-Dealer’s duty of best execution or any internal compliance policy applicable to Broker-Dealer, (b) market conditions (including unusually low trading volume, excessive price volatility or the absence of reliable pricing) are such that execution would not be consistent with orderly trading or the protection of Sellers, or (c) such sale cannot be effected due to a suspension or limitation of trading, a trading halt or similar market disruption. Broker-Dealer shall promptly notify the Company if it declines to effect sales pursuant to this provision.

4. Company Representations. The Company hereby represents, warrants, and covenants to Broker-Dealer that, as of the date hereof and on each date on which Broker-Dealer executes a sale of Restricted Shares hereunder: (a) Sellers are bound by the Leak-Out Agreement to route one-hundred percent (100%) of their trades of Restricted Shares exclusively through Broker-Dealer’s designated trading desk during the Lock-Up Period (as defined in the Leak-Out Agreement); (b) each Leak-Out Agreement is valid, binding and enforceable against the applicable Seller in accordance with its terms; (c) the Restricted Shares have been duly authorized, validly issued and are fully paid and non-assessable; (d) the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (e) the Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action; (f) the Company will (i) promptly notify Broker-Dealer in writing of any changes to the list of Sellers (including any permitted transferee that becomes a Holder under the Leak-Out Agreement), any modifications, waivers or amendments to any Leak-Out Agreement and any event or circumstance that would cause any of the foregoing representations to be untrue or inaccurate in any material respect, (ii) notify the Sellers of Broker-Dealer’s appointment as exclusive broker-dealer and manager pursuant to this Agreement, and (iii) use commercially reasonable efforts to cause any permitted transferee of Restricted Shares under the Leak-Out Agreement to satisfy the conditions set forth in Section 6 within thirty (30) days following the date of such transfer, and no such transferee shall be treated as a Seller hereunder or be entitled to route sell orders through Broker-Dealer until such conditions have been satisfied; (g) there is no action, suit or proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in a trading halt, suspension of the effectiveness of any registration statement covering the Restricted Shares, or material impairment of the Company’s ability to perform hereunder; (h) neither the Company nor, to the Company’s knowledge, any Seller is in violation of any applicable federal or state securities law or regulation, including the anti-fraud and anti-manipulation provisions of the Exchange Act, in connection with the transactions contemplated hereby; (i) the Sellers listed on Exhibit B constitute all Holders (as defined in the Leak-Out Agreement) as of the date of this Agreement; and (j) no later than five (5) business days following the date hereof, the Company shall deliver to Broker-Dealer a schedule setting forth, for each Seller, the total number of Restricted Shares held by or issuable to such Seller (the “Seller Schedule”), and shall promptly update the Seller Schedule to reflect any changes thereto, including the addition of any permitted transferee. Broker-Dealer shall track each Seller’s cumulative sales and remaining individual selling capacity under the Leak-Out Agreement based on the Seller Schedule and Broker-Dealer’s own execution records, and shall be entitled to conclusively rely on the accuracy and completeness of the Seller Schedule as delivered by the Company.

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5. Compliance. The Company hereby represents, warrants, and covenants to Broker-Dealer that, as of the date hereof and on each date on which Broker-Dealer executes a sale of Restricted Shares hereunder, to the Company’s knowledge, no Seller is (a) a person or entity identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, (b) otherwise subject to sanctions administered by OFAC or any other applicable governmental authority, or (c) a person or entity with respect to which Broker-Dealer would be required to file a suspicious activity report under applicable law solely by reason of effecting transactions in the Restricted Shares on behalf of such Seller. The Company shall promptly notify Broker-Dealer in writing of the following and, if known in advance, reasonably prior to the applicable event or circumstance occurring: (i) if the Company becomes aware of any facts or circumstances that would cause any of the foregoing representations to be untrue, (ii) of the commencement and termination of any Allowable Grace Period (as defined in the Leak-Out Agreement), any other period during which the use of the prospectus forming part of the Resale Registration Statement or Piggyback Registration Statement (each as defined in the Leak-Out Agreement) is suspended, or any blackout period or other restriction on sales of Restricted Shares of which the Company becomes aware, (iii) of any actual or anticipated failure by the Company to timely file a report required under the Exchange Act or any other event or circumstance that could cause the Resale Registration Statement or Piggyback Registration Statement to cease to be effective or available, or sales of Restricted Shares pursuant to Rule 144 to be unavailable, and (iv) of any offering, distribution or other activity by the Company, its affiliates, or any Seller that could cause Broker-Dealer to be a distribution participant or affiliated purchaser (as such terms are defined in Regulation M under the Exchange Act) with respect to the Common Stock. Broker-Dealer shall suspend all trading activity hereunder during any period described in clause (ii) or clause (iii) or any period in which Broker-Dealer is restricted under Regulation M, in each case without liability to the Company or any Seller.

6. Seller Account Requirement. As a condition precedent to Broker-Dealer’s obligation to accept or execute any sell order for Restricted Shares on behalf of any Seller, such Seller shall (a) open and maintain a brokerage account with Broker-Dealer, (b) execute such account documentation as Broker-Dealer may reasonably require, and (c) deliver to Broker-Dealer a written acknowledgment substantially in the form attached hereto as Exhibit C. The Company shall use commercially reasonable efforts to cause each Seller to satisfy the foregoing conditions within thirty (30) days following the date of this Agreement, and shall promptly notify Broker-Dealer of any Seller that fails or refuses to do so.

7. Confidentiality. Each party (a “Receiving Party”) will use reasonable efforts (no less than those it uses to protect its own confidential information) to hold in confidence any confidential information which the other party (a “Disclosing Party”) provides to the Receiving Party pursuant to this Agreement which is designated by an appropriate stamp, legend or mark as being confidential or which, given the nature of the information or the circumstances of disclosure, a reasonable person would understand to be confidential. Notwithstanding the foregoing, a Receiving Party shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by the Receiving Party; (ii) of which the Receiving Party had independent knowledge prior to disclosure; (iii) which comes into the possession of the Receiving Party in the normal and routine course of its own business from and through independent non-confidential sources; (iv) which is required to be disclosed by the Receiving Party by applicable laws, rules or regulations, including in response to a subpoena, civil investigative demand or similar legal process; or (v) which is disclosed by Broker-Dealer to the Financial Industry Regulatory Authority, the Securities and Exchange Commission or any other governmental authority having jurisdiction over Broker-Dealer in connection with routine examinations or ordinary-course regulatory interactions. If a Receiving Party is requested or required to disclose any confidential information supplied to it by the Disclosing Party (other than pursuant to clause (v) above), the Receiving Party shall, unless prohibited by law, use reasonable efforts to promptly notify the Disclosing Party of such request(s) so that the Disclosing Party (at its sole cost and expense) may seek an appropriate protective order. The obligations of this Section 7 shall survive termination of this Agreement for a period of one (1) year.

8. Business Activities. The Company acknowledges that Broker-Dealer or its affiliates are in the business of providing financial services and advice to others. Nothing herein contained shall be construed to limit or restrict Broker-Dealer in conducting any business with others, or in rendering such services or advice to others.

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In the course of its business, Broker-Dealer may acquire information about a transaction, potential participants or other parties to a transaction. Broker-Dealer shall have no obligation to disclose such information to the Company or to use such information on the Company’s behalf. The Company acknowledges that Broker-Dealer may have fiduciary or other relationships whereby Broker-Dealer may exercise voting power over the securities of various persons, which securities may from time to time include those of the Company or a participant or a related or interested party to them or the transaction. The Company acknowledges that Broker-Dealer may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

9. Term, Termination. This Agreement shall commence on the date hereof and the obligation of the Broker-Dealer to provide services under this Agreement will terminate at the expiration or earlier termination of the Lock-Up Period (as defined in the Leak-Out Agreement) (the “Term”). The Company may terminate this Agreement for any reason upon five (5) business days’ advance written notice to Broker-Dealer. Either party may terminate this Agreement upon fifteen (15) business days’ advance written notice to the other party in the event of a material breach by such other party of any representation, warranty, covenant or obligation under this Agreement that remains uncured for a period of fifteen (15) business days following receipt of such notice (it being understood that such cure and notice periods may run concurrently, that during such period all trading activity hereunder may, at the non-breaching party’s election, be suspended, and, if such breach is not capable of being cured, as reasonably determined by the non-breaching party, such termination may become effective immediately upon receipt of such notice). Upon the termination or expiration of this Agreement for any reason other than a termination by the Company for Broker-Dealer’s uncured material breach pursuant to the preceding sentence, the Company shall pay to Broker-Dealer, within five (5) business days following the effective date of such termination or expiration, an amount equal to the excess, if any, of four hundred thousand dollars ($400,000) over the aggregate Commissions actually received by Broker-Dealer under this Agreement prior to such termination or expiration. Broker-Dealer may suspend all trading activity hereunder at any time if, in Broker-Dealer’s reasonable discretion, continued performance would be non-compliant with applicable law, regulation (including the rules and regulations of the Financial Industry Regulatory Authority or the Securities and Exchange Commission) or Broker-Dealer’s internal compliance policies, and such suspension shall continue until the applicable condition is resolved to Broker-Dealer’s reasonable satisfaction. Any termination or suspension of this Agreement shall not affect the rights and obligations of the parties with respect to transactions effected prior to the effectiveness of such termination or suspension. Any termination of this Agreement will not terminate the provisions of this Agreement in Sections 2 (Compensation, Commission and Fees), 6 (Seller Account Requirement), 7 (Confidentiality) (subject to its terms), 8 (Business Activities), 9 (Term, Termination), 10 (Indemnity), and 13 (Miscellaneous).

10. Indemnity. The Company agrees to indemnify, defend and hold harmless Broker-Dealer, its affiliates, and each of their respective employees, agents, representatives, directors, officers and controlling persons (collectively, “Indemnified Parties”) from and against any and all actual losses, claims, damages, liabilities, costs and expenses of or resulting from any suits, actions, investigations or other proceedings (collectively, “Damages”), including reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Broker-Dealer of services pursuant to this Agreement or any breach by the Company of any representation, warranty, covenant or obligation under this Agreement, provided, that the Company shall not be required to indemnify Broker-Dealer to the extent Broker-Dealer has engaged in intentional or willful misconduct, or shall have acted grossly negligent, in connection with the services provided which form the basis of the claim for indemnification (in each case, as finally determined by a court of competent jurisdiction). The Company shall advance to the Indemnified Parties reasonable attorney fees and expenses as and when incurred upon receipt of an undertaking by the applicable Indemnified Party to repay such amounts if it is finally determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder. Broker-Dealer shall have no liability to the Company or any Seller in connection with this Agreement or the services provided hereunder, except to the extent that any Damages are finally judicially determined by a court of competent jurisdiction to have resulted solely from Broker-Dealer’s gross negligence or willful misconduct. In no event shall Broker-Dealer’s aggregate liability arising out of or in connection with this Agreement exceed the aggregate commissions actually received by Broker-Dealer under this Agreement. If the indemnification provided for in this Section 10 is unavailable or insufficient to hold an Indemnified Party harmless for any Damages, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in the first instance, and the Company hereby waives any right of contribution against any Indemnified Party. All commissions earned by and paid to Broker-Dealer hereunder shall be fully earned, non-refundable and non-recoverable upon receipt, and shall not be subject to offset, chargeback or clawback. This Section 10 shall survive the termination of this Agreement.

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11. Independent Contractor. Broker-Dealer shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Broker-Dealer shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

12. Cooperation. The parties agree to use reasonable efforts to execute and deliver such documents and instruments, whether expressly provided for herein or not, as may be necessary or appropriate to effectuate any of the provisions of this Agreement. The Company shall use commercially reasonable efforts to cause its transfer agent to transfer Restricted Shares, including Restricted Shares issued upon the exercise or conversion of any warrant or other convertible security, as directed by Broker-Dealer in connection with any sell order made and accepted by Broker-Dealer pursuant to this Agreement.

13. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in a writing signed by both parties. If any provision of this Agreement be invalid or unenforceable, the remainder of the Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment in violation of this sentence shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective permitted successors, legal representatives and assigns. This Agreement may be executed in counterparts (including by electronic signature or .pdf). All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon receipt of confirmation if sent by email (provided that no automated error or “bounce back” message is received), (c) one (1) business day after being sent by nationally recognized overnight courier service, or (d) five (5) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, in each case addressed to the applicable party at the address set forth below (or at such other address as such party may designate by notice to the other party in accordance with this provision). This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of, and agrees that venue shall be proper in, the Federal and State courts located in the Borough of Manhattan, City of New York, in any suit or proceeding arising out of or relating to this Agreement, and each party waives any objection to such jurisdiction or venue. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Except for the Indemnified Parties, nothing in this Agreement is intended to confer any right or benefit upon any third party. This Agreement shall be deemed jointly drafted by all parties hereto, and any rule requiring any provision of this Agreement to be construed against the drafter is hereby waived. The prevailing party in any action or proceeding brought to enforce or otherwise recover under this Agreement will be entitled to an award of all reasonable attorney’s fees and expenses incurred in connection therewith. For purposes of this Agreement, “include,” “includes,” “including,” and words of similar import shall be deemed to be followed by the words “without limitation.”

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

CHARDAN CAPITAL MARKETS LLC	ZAPATA QUANTUM INC.

By:	By:
Name:	Name:	Sumit Kapur
Title:	Title:	Chief Executive Officer

Address for Notices:
One Pennsylvania Plaza	6 Liberty Square, #2488
Suite 4800	Boston, MA 02109
New York, NY 10119
Email: [_____] with a copy to	Email: [_____]
legal@chardan.com

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Exhibit A

[LEAK-OUT AGREEMENT AND ATTACHMENT]

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Exhibit B

[SELLERS]

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Exhibit C

[FORM OF SELLER ACKNOWLEDGMENT]

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Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Sumit Kapur, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Zapata Quantum, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2026

/s/ Sumit Kapur
Sumit Kapur
Chief Executive Officer
(Principal Executive Officer)

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Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Sumit Kapur, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Zapata Quantum, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 14, 2026

/s/ Sumit Kapur
Sumit Kapur
Chief Financial Officer
(Principal Financial Officer)

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Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Zapata Quantum, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2026, as filed with the Securities and Exchange Commission on the date hereof, I, Sumit Kapur, certify, pursuant to 18 U.S.C. Sec.1350, as adopted pursuant to Sec.906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

1. The quarterly report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and

2. The information contained in the quarterly report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sumit Kapur
Sumit Kapur
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

Dated: August 14, 2026

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